Exhibit 99.2

Silver Spring Networks Disclosure Pursuant to NYSE Rule 303A.08

San Jose, CA – March 27, 2017 – Silver Spring Networks, Inc. (NYSE: SSNI) today disclosed that, in connection with the appointment of Ms. Catriona Fallon as its new Chief Financial Officer, Silver Spring expects that the Compensation Committee of the Board of Directors will grant Ms. Fallon inducement awards consisting of stock options to purchase 65,000 shares of Silver Spring’s common stock with an exercise price equal to the closing price of Silver Spring’s common stock on the New York Stock Exchange on the date of grant, 36,000 restricted stock units and 26,000 performance share units. Ms. Fallon’s stock options will vest over four years with one quarter of the shares vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter. Ms. Fallon’s restricted stock units will vest over four years with one quarter of the shares vesting on the first anniversary of the grant date and the remainder vesting quarterly thereafter. Ms. Fallon’s performance share units will be subject to vesting upon the achievement of certain performance metrics (to be determined by the Compensation Committee of the Board of Directors). Vesting of Ms. Fallon’s equity awards will be subject to Ms. Fallon’s continued service with Silver Spring. The Board of Directors, including a majority of the independent directors, has authorized the Compensation Committee to grant these equity awards as an inducement material to Ms. Fallon’s employment in accordance with NYSE Rule 303A.08.

About Silver Spring Networks

Silver Spring Networks enables the Internet of Important Things™ by reliably and securely connecting things that matter. Cities, utilities, and companies on five continents use the company’s cost-effective, high-performance IoT network and data platform to operate more efficiently, get greener, and enable innovative services that can improve the lives of millions of people. With more than 25.5 million devices delivered, Silver Spring provides a proven standards-based platform safeguarded with military grade security. Silver Spring Networks’ customers include Baltimore Gas & Electric, CitiPower & Powercor, ComEd, Consolidated Edison, CPS Energy, Florida Power & Light, Pacific Gas & Electric, Pepco Holdings, and Singapore Power. Silver Spring has also deployed networks in Smart Cities including Copenhagen, Glasgow, Paris, Providence, and Stockholm. To learn more, visit www.ssni.com.

Contact

Mark McKechnie

Investor Relations

Silver Spring Networks

669-770-4664

mmckechnie@ssni.com

Amy Nummemacher

Global Communications

Silver Spring Networks

669-770-4183

acook@ssni.com

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Forward-Looking Statements

This press release contains forward-looking statements about Silver Spring Networks’ expectations, plans, intentions, and strategies, including, but not limited to statements regarding equity awards Silver Spring expects to grant to Ms. Fallon. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “future” and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties include those described in Silver Spring Networks’ documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Silver Spring Networks as of the date hereof. Silver Spring Networks assumes no obligation to update these forward-looking statements.